XXXFRONT COVERXXX

STAR BANC
CORPORATION

425 Walnut Street
Cincinnati, Ohio 45202


NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

April 9, 1996

TO THE SHAREHOLDERS OF STAR  BANC CORPORATION

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Star Banc Corporation ("Corporation") will be held IN THE FOUNTAIN ROOM ON THE SECOND FLOOR OF THE WESTIN HOTEL, Fifth and Walnut Streets, Cincinnati, Ohio, on Tuesday, April 9, 1996 at 11:00 a.m. for the purpose of considering and acting upon the following:

	1.	To elect six directors for three-year terms ending in 1999.

	2.	To transact any other business that may properly come before the Annual Meeting and any adjournment thereof.

	Shareholders who are of record at the close of business on February 29, 1996, are entitled to vote at the meeting.

	Shareholders are cordially invited to attend the meeting. IF YOU WISH TO ATTEND THE MEETING BUT YOUR SHARES ARE HELD IN THE
NAME OF A BROKER, TRUST, BANK OR OTHER NOMINEE, PLEASE BRING
WITH YOU A PROXY OR LETTER FROM THE BROKER, TRUSTEE, BANK OR
NOMINEE CONFIRMING YOUR BENEFICIAL OWNERSHIP OF THE SHARES.
Whether or not you plan to attend the meeting, we urge you to complete, execute and return the enclosed Proxy in the enclosed prepaid envelope, so that your shares may be represented at the meeting. If you attend the meeting, you may, if you desire, revoke your Proxy and vote in person.



By order of the Board of Directors

/s/ Thomas J. Lakin


Thomas J. Lakin
Executive Vice President,
General Counsel and Secretary



Cincinnati, Ohio
March 11, 1996



YOUR VOTE IS IMPORTANT. PLEASE EXECUTE AND RETURN THE ENCLOSED
PROXY PROMPTLY WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE
MEETING.

XXXBEGIN PAGE 1XXX

STAR BANC
CORPORATION


425 Walnut Street
Cincinnati, Ohio 45202



PROXY STATEMENT



GENERAL INFORMATION

	This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Star Banc Corporation ("Corporation") for use at the Annual Meeting of Shareholders to be held on April 9, 1996. A Notice of Annual Meeting is attached and a form of proxy is enclosed. These proxy materials are first being mailed to shareholders of the Corporation on or about March 11, 1996.


THE PROXY

	The persons named as proxies were selected by the Board of Directors of the Corporation.

	When the proxies in the enclosed form are properly executed and returned, the shares they represent will be voted at the meeting. Any shareholder giving a proxy has the power to revoke or revise that proxy at any time before the meeting by written notice to the Corporation's Secretary, by executing and returning a later-dated proxy or by voting by ballot at the meeting.

	The expense of the solicitation of proxies will be borne by the Corporation. In addition to the solicitation of proxies by the use of the mails, solicitation may be made by the directors, officers and regular employees of the Corporation by telephone, or in person without additional compensation. Should the Corporation, in order to solicit proxies, request the assistance of banks, brokerage houses and other custodians, nominees or fiduciaries, such organizations or individuals shall be reimbursed by the Corporation for their reasonable expenses in forwarding soliciting material to their principals and in obtaining authorization for the execution of proxies.



OUTSTANDING VOTING SECURITIES AND PRINCIPAL HOLDERS

	At the close of business on February 29, 1996, there were 29,555,381 outstanding shares of the Corporation's common stock, par value $5.00 per share ("Common Stock"). Each share will be entitled to one vote upon each matter submitted at the meeting. Only shareholders of record at the close of business on February 29, 1996 (the "Record Date") are entitled to vote at the meeting.

XXXBEGIN PAGE 2XXX

	The following table sets forth, as of December 31, 1995 the holdings of the only persons (including any "group" as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) known by the Corporation to be the beneficial owners of more than five percent (5%) of its outstanding Common Stock.

Name of                                     Shares Beneficially
Beneficial Owner       Address                     Owned        Percent of Class

Western Southern Life  400 Broadway              2,545,677            8.53%
Insurance Co.          Cincinnati, Ohio 45202


	As defined in Securities and Exchange Commission Rule 13d-3, "beneficial ownership" means that a person has voting or investment decision power over shares. It does not necessarily mean that the person enjoys any economic benefit from those shares.

	The following table sets forth, as of December 31, 1995, certain information with regard to the beneficial ownership of the Corporation's Common Stock by each director, named executive officer and nominee individually, as reported to the Corporation by those persons.

                              Shares      Shares Held Pursuant to
                           Beneficially    Deferred Compensation   Percentage
Name                         Owned (1)            Plan(4)         of Ownership

James R. Bridgeland, Jr.        3,416             17,374              0.07%
Laurance L. Browning            8,000                 --              0.03%
Victoria B. Buyniski            3,037                255              0.01%
Joseph A. Campanella           66,915(2)(3)           --              0.22%
Samuel M. Cassidy             119,233                 --              0.40%
Raymond R. Clark                  810              2,613              0.01%
V. Anderson Coombe             54,868             24,112              0.26%
John C. Dannemiller               300              3,112              0.01%
Richard K. Davis               40,053(2)(3)           --              0.13%
Jerry A. Grundhofer           219,030(2)(3)       10,782              0.77%
J.P. Hayden, Jr.              331,226(5)              --              1.11%
Roger L. Howe                  50,080                 --              0.17%
Thomas J. Klinedinst, Jr.      14,829                 --              0.05%
Thomas J. Lakin                43,790(2)(3)          951              0.15%
Charles S. Mechem, Jr.          1,685                 --              0.01%
Daniel J. Meyer                   400              4,353              0.02%
David M. Moffett               38,782(2)(3)        1,547              0.14%
David B. O'Maley               84,800(6)              --              0.28%
O'dell M. Owens, M.D.             500              3,122              0.01%
Thomas E. Petry                   800             15,690              0.06%
William C. Portman             16,598             17,751              0.12%
Oliver W. Waddell             120,000                 --              0.40%

Total                       1,219,152            101,662              4.43%

(1)	Listed shares may also include shares held in the name of a
person's spouse, minor children, other relatives and trusts and estates as to which beneficial ownership is disclaimed.

(2)	Includes shares which may be purchased upon exercise of
presently exercisable options or options exercisable in 60 days in the following amounts: Mr. Campanella, 56,769 shares; Mr. Davis, 38,333 shares; Mr. Grundhofer, 179,999 shares; Mr. Lakin, 36,730 shares; and Mr. Moffett, 38,333 shares.

(3)	Includes the following shares which are held for the
individual's account in the Corporation's Thrift Savings 401(k)
Plan: Mr. Campanella, 3,415 shares; Mr. Davis, 174 shares; Mr.
Grundhofer, 931 shares; Mr. Lakin, 4,913 shares; and Mr.
Moffett, 449 shares.

XXXBEGIN PAGE 3XXX

(4)	Shares listed are those held pursuant to the Star Banc
Corporation Deferred Compensation Plan (the "Deferred
Compensation Plan"); under the terms of the trust in which they are held such shares are subject to creditors of the Corporation and may not be voted until released to the individual participants.

(5)	Includes shares which are owned by companies for which Mr.
Hayden serves as Chairman, CEO and director in the following amounts: The Midland Company, 109,381 shares; American Family Home Insurance Company, 100,000 shares; and American Modern Home Insurance Company, 64,000 shares.

(6)	Includes 80,000 shares which are owned by Ohio National Life
Insurance Company, for which Mr. O'Maley serves as Chairman,
President and Chief Executive Officer.



ELECTION OF DIRECTORS

	The Corporation's Articles of Incorporation provide that the number of directors constituting the Board of Directors shall be not less than nine nor more than twenty-five as determined in accordance with the Code of Regulations from time to time. The Board of Directors is divided into three classes: Class I
(terms expire in 1996), Class II (terms expire in 1997) and
Class III (terms expire in 1998). The Articles of Incorporation also provide that nominees for each Class of the Board of Directors are to be elected to serve for a term of three years.
The Board of Directors currently consists of eighteen members, with Class I containing seven directors, Class II containing five directors and Class III containing six directors. Mr.
Clark, who is currently serving as a Class I Director, is not seeking reelection.

	At the 1996 Annual Meeting, six directors in Class I are to be elected to hold office until the 1999 Annual Meeting of Shareholders and until their successors are duly elected and qualified. All of the nominees are current directors. The persons named in the Proxy intend to vote for the election of the nominees named below. If any nominee should become unable to serve, which is not now contemplated, the proxies will be voted for such substitute nominee as Management recommends.

	Information concerning the nominees and continuing directors is set forth below:

CLASS I DIRECTORS
(Nominees for Terms to Expire in 1999)

	JAMES R. BRIDGELAND, JR.: born 1929, Director since 1975. Mr. Bridgeland has been a partner in the law firm of Taft, Stettinius & Hollister, counsel to the Corporation, for more than five years.

	SAMUEL M. CASSIDY: born 1932, Director since 1991. Prior to his retirement December 31, 1994, Mr. Cassidy was an Executive
Vice President of the Corporation, a position he held since
1985.  He has been a Director of Star Bank, N.A., the
Corporation's lead subsidiary, since 1980 and was that Bank's
President since 1984 and its Chief Executive Officer since 1988.

	V. ANDERSON COOMBE: born 1926, Director since 1963. Mr. Coombe is Chairman of the Board, Treasurer and a Director of Wm. Powell Co. and has served that company in an executive capacity for more than five years. The Company is a manufacturer of valves. He is also a Director of Eagle-Picher Industries, Inc. and The Union Central Life Insurance Co.

	CHARLES S. MECHEM, JR.: born 1930, Director since 1968. Mr. Mechem is Commissioner Emeritus of the Ladies Professional Golf Association. He was Commissioner of the LPGA from 1991-1995.
Mr. Mechem was also Chairman of the Board of U.S. Shoe
Corporation from 1993 to 1995. Mr. Mechem was formerly Chairman and CEO of the former Taft Broadcasting Company, having served in an executive capacity for more than five years. He is a Director of AGCO Corporation, Cincinnati Bell, Mead Corporation, Ohio National Life Insurance Company and J.M. Smucker Company.

XXXBEGIN PAGE 4XXX

	O'DELL M. OWENS, M.D.: born 1947, Director since 1991. Dr. Owens has been Director of Reproductive Endocrinology and Infertility for the Christ Hospital of Cincinnati since 1986.
From 1982 to 1986, Dr. Owens was Assistant Professor of
Obstetrics and Gynecology, Director of the Division of Reproductive Endocrinology and Infertility and Assistant
Professor of Orthopedics at the University of Cincinnati Medical
Center.

	THOMAS E. PETRY: born 1939, Director since 1987. Mr. Petry is Chairman and Chief Executive Officer of Eagle-Picher Industries,
Inc., which he has served in an executive capacity for more than five years. The Company is a diversified manufacturer of industrial products. A voluntary petition under Chapter 11 of the Federal Bankruptcy Law was filed by Eagle-Picher Industries,
Inc. on January 7, 1991.  Mr. Petry is also a Director of
CINergy, Wm. Powell Co., Union Central Life Insurance Company and Insilco Corporation.



CLASS II DIRECTORS
(Terms Expire in 1997)

	LAURANCE L. BROWNING, JR.: born 1929, Director since 1970. Mr. Browning was formerly Vice Chairman of Emerson Electric Co., a manufacturer of electrical equipment and controls. Prior to his retirement, he served Emerson Electric Co. in an executive capacity for more than five years. He is also a Director of Emerson Electric Co.

	VICTORIA B. BUYNISKI: born 1951, Director since 1991. Ms. Buyniski is Founder, President and Chief Executive Officer of United Medical Resources, Inc. and has served that company in an executive capacity since 1983. The Company acts as a third party administrator for self-funded medical, dental and other employee benefit plans. Ms. Buyniski is also a Director of The Health Alliance and Ohio National Life Insurance Company and is a member of the Board and the Executive Committee of the Cincinnati Chamber of Commerce and a member of the Board and Executive Committee of Junior Achievement of Greater Cincinnati.

	JERRY A. GRUNDHOFER: born 1944, Director since 1993. Mr. Grundhofer is Chairman, President and CEO of the Corporation and of Star Bank, N.A. Mr. Grundhofer is also a Director of Arete Associates, Visa U.S.A., Inc., Visa International and the
Hennegan Company. He is a Director of the Federal Reserve Board of Cleveland, Cincinnati Branch and a Trustee of Children's Hospital Medical Center, Greater Cincinnati Foundation, Ohio Federation of Independent Colleges, University of Cincinnati Foundation, and Xavier University.

	J. P. HAYDEN, JR.: born 1929, Director since 1973. Mr. Hayden is Chairman of the Board, Chief Executive Officer and a Director of The Midland Company and has served that company in an executive capacity for more than five years. The Company is engaged in the finance, insurance, river transportation and imprinted sportswear businesses.

	DANIEL J. MEYER: born 1936, Director since 1988. Mr. Meyer is Chairman, Chief Executive Officer and a Director of Cincinnati
Milacron, Inc., a manufacturer of factory automation equipment and systems, principally machine tools and plastics processing machinery. He has served that company in an executive capacity for more than five years. Mr. Meyer is also a Director of E.W.
Scripps Co. and Hubbell, Incorporated.



CLASS III DIRECTORS
(Terms Expire in 1998)

	JOHN C. DANNEMILLER: born 1938, Director since 1990. Mr. Dannemiller is Chairman, Chief Executive Officer and a Director of Bearings, Inc., a distributor of bearings, power transmission products and related specialty items. He was Executive Vice President of Bearings, Inc. from 1988 until 1990. From 1985 until 1988 he was President of Leaseway Transportation Corp., a diversified transportation company. Mr. Dannemiller is also a Director of Lamson & Sessions Co.

XXXBEGIN PAGE 5XXX

	ROGER L. HOWE: born 1935, Director since 1985. Mr. Howe is Chairman of the Board of U.S. Precision Lens, Inc. and has served that company in an executive capacity for more than five years. U.S. Precision Lens manufactures plastic optical components used in both industrial and consumer products. Mr.
Howe is also a Director of Cintas Corporation, Eagle-Picher
Industries, Inc. and Baldwin Piano and Organ Company.

	THOMAS J. KLINEDINST, JR.: born 1942, Director since 1993. Mr. Klinedinst is Chairman, President, Chief Executive Officer and Chief Operating Officer of Thomas E. Wood, Inc., a general insurance agency. He has served that company in an executive capacity for more than five years. Mr. Klinedinst is also President and a Director of Ohio Cap Insurance Company, Ltd. and is a member of the Executive Committee of U.S.I. Insurance
Services Company.

	WILLIAM C. PORTMAN: born 1922, Director since 1985. Mr. Portman is Chairman of the Board of Portman Equipment Company which he has served in an executive capacity for more than five years. Portman Equipment Company is a distributor of material handling equipment to a wide variety of businesses.

	OLIVER W. WADDELL: born 1930, Director since 1982. Prior to his retirement December 31, 1993, Mr. Waddell was Chairman of the Board of the Corporation and Vice Chairman of Star Bank,
N.A.  Mr. Waddell is also a Director of CINergy, Ohio National
Life Insurance Company, Chiquita Brands International, Inc. and is a member of the Board of Trustees of Christ Hospital.

	DAVID B. O'MALEY: born 1946, Director since 1995. Mr. O'Maley is the Chairman, President and Chief Executive Officer of Ohio
National Life Insurance Company, a position he has held since
1994.  From 1993 to 1994, he was President and Chief Operating
Officer and from 1992 to 1993, he was Executive Vice President and Chief Marketing Officer of Ohio National Life Insurance
Company. Prior to that he was Chief Marketing Officer of Life of Virginia. Mr. O'Maley is also Chairman of the 1996 United
Way Campaign, a member of the Board of Trustees and the Finance
Committee of Good Samaritan Hospital, a member of the Board of Trustees of the Cincinnati Chamber of Commerce and a Director of the Ohio Association Life Companies.

	Certain of the nominees and continuing directors served as directors of The First National Bank of Cincinnati (now known as Star Bank, N.A.,) prior to the formation of the Corporation as a bank holding company in 1973 and as directors of the Corporation's predecessor Delaware corporation since the dates shown.



COMPENSATION COMMITTEE REPORT

	The Compensation Committee of Star Banc Corporation is composed entirely of independent outside directors and is responsible for setting corporate compensation policy.

	Base salaries of all executives except Mr. Grundhofer were determined by the Compensation Committee using senior management's recommendations. Salaries were decided based on individual performance, and industry standards as determined in the Hewitt Associates Compensation Survey and information from regional bank holding companies.

	The purpose of the Executive Bonus Plan is to reward the achievement of Corporate financial objectives established in advance by the Compensation Committee. The performance measures for determining plan awards include fully diluted earnings per share (EPS), return on average assets (ROA), credit quality and individual performance against objectives. The plan provides awards, however, only if the Corporation's EPS and ROA reach specified thresholds established by the Compensation Committee and approved by the Board of Directors at the beginning of each plan year. The opportunity for a bonus award for the Named Executives in 1995 ranged from 20% to 125% of base salary depending on the individual's position, and the amount by which actual EPS and ROA exceeded the thresholds set. The initial threshold for a bonus award was $4.05 EPS and 1.28% ROA, which would have resulted in record net income for the Corporation. Actual EPS was $4.54 and actual ROA was 1.45%. Bonuses were paid in cash for all but 12 executives (who comprised the Management Committee of the Corporation), whose bonuses were paid 75% in cash and 25% in the Corporation's common stock.

XXXBEGIN PAGE 6XXX

	The purpose of the Corporation's Stock Incentive Plan is to incent long-term growth in the Corporation's shareholder value. Stock options and restricted stock are granted pursuant to the plan, using guidelines which include corporate performance, individual responsibilities and performance, and competitive indices including the Hewitt Associates Compensation Survey and information from regional bank holding companies. 1995 options are subject to a vesting schedule with full vesting four years from the date of grant.

	Mr. Grundhofer's compensation was determined by the Compensation Committee and approved by the Board. His year-end 1995 base salary of $650,000 was established under the terms of his employment agreement with the Corporation, and is consistent with industry standards as determined from the Hewitt Associates Compensation Survey. His bonus was based on the same criteria as that described previously. He was granted 60,000 options on December 12, 1995 exercisable pursuant to a 4-year vesting schedule at a grant price of $60.875. In addition, he was awarded 30,000 stock award shares under the Stock Incentive Plan, pursuant to a five year vesting schedule, at a grant price of $60.875.

	The goal of the Corporation's compensation program is to attract, motivate, reward and retain the management talent required to achieve corporate objectives and increase shareholder value.

Compensation Committee of
Star Banc Corporation Board of Directors

Laurance L. Browning, Jr.        Victoria B. Buyniski       J.P. Hayden, Jr.
Roger L. Howe                      Daniel J. Meyer          David B. O'Maley
                                   Thomas E. Petry

	The following tables list information as to compensation received for services by the Chief Executive Officer and the next four highest compensated executive officers of the Corporation in all capacities to the Corporation and its subsidiaries during the year ended December 31, 1995.


SUMMARY COMPENSATION TABLE


                                                   Annual Compensation     Long Term Compensation   All Other
Name and                                        Salary    Bonus    Other     Options      Stock    Compensation
Principal Position                    Year      ($)(1)   ($)(2)     ($)         (#)     Award ($)      ($)

Jerry A. Grundhofer                   1995     625,000  781,250   86,354(3)   60,000  1,826,250(4)   11,423(5)
Chairman, President, Chief            1994     575,192  718,990  113,674     120,000         --      11,319
Executive Officer and                 1993     304,615  190,743  170,271     200,000         --       1,980
Director of the Corporation
and Star Bank, N.A.

Richard K. Davis                      1995     250,000  255,000       --      20,000         --       8,373(6)
Executive Vice President of           1994     225,000  229,500  105,359      20,000         --         832
the Corporation                       1993(10)      --       --       --          --         --          --

David M. Moffett                      1995     250,000  255,000       --      20,000         --       8,393(7)
Executive Vice President and Chief    1994     225,000  229,500   76,650      20,000         --       2,668
Financial Officer of the Corporation  1993(10)      --       --       --          --         --          --

Joseph A. Campanella                  1995     220,000  224,400       --       7,500         --       7,473(8)
Executive Vice President of           1994     220,000  224,400       --      10,000         --       7,432
the Corporation                       1993     220,000  110,207       --      18,000         --       7,392

Thomas J. Lakin                       1995     186,000  158,100       --      7,500          --       6,261(9)
Executive Vice President,             1994(11)      --       --       --         --          --          --
General Counsel and Secretary         1993     171,827   53,078       --     12,000          --       5,794
of the Corporation


XXXBEGIN PAGE 7XXX
(1)	Includes amounts deferred at the direction of the executive
officer pursuant to the Star Banc Corporation Thrift Savings
401(k) Plan and the Star Banc Corporation Deferred Compensation
Plan, as amended and restated through January 1, 1995.

(2)	Reflects bonus earned during the fiscal year.  In some
instances all or a portion of the bonus was paid during the next fiscal year.

(3)	Includes a tax gross-up of $23,481 for taxable fringe
benefits and $30,977 in club membership fees.

(4)	Shares will be issued on the fifth anniversary of the award
date of 12/12/95.  Dividend equivalents are paid to the grantee.
 As of December 31, 1995 a total of 30,000 shares of stock were reserved for Mr. Grundhofer, and the value of said shares (based upon the closing market value of $59.50 per share on said date) was $1,785,000.

(5)	Includes $9,240 Corporate contribution to the Star Banc
Corporation Thrift Savings 401(k) Plan and $2,183 split dollar life insurance premium. Split dollar insurance premiums are based on the cost of equivalent group term coverage.

(6)	Includes $7,500 Corporate constribution to the Thrift
Savings 401(k) Plan and $873 split dollar life insurance premium. Split dollar insurance premiums are based on the cost of equivalent group term coverage.

(7)	Includes $7,500 Corporate contribution to the Star Banc
Corporation Thrift Savings 401(k) Plan and $893 split dollar life insurance premium. Split dollar insurance premiums are based on the cost of equivalent group term coverage.

(8)	Includes $6,600 Corporate contribution to the Star Banc
Corporation Thrift Savings 401(k) Plan and $873 split dollar life insurance premium. Split dollar insurance premiums are based on the cost of equivalent group term coverage.

(9)	Includes $5,580 Corporate contribution to the Star Banc
Corporation Thrift Savings 401(k) Plan and $681 split dollar life insurance premium. Split dollar insurance premiums are based on the cost of equivalent group term coverage.

(10)	Mr. Davis and Mr. Moffett were not listed in the Summary
Compensation Table in 1993.

(11)	Mr. Lakin was not listed in the Summary Compensation Table
in 1994.


OPTION GRANTS IN LAST FISCAL YEAR

      (a)                (b)             (c)                (d)           (e)          (f)(1)
                                  % of Total Options
Individual Grants      Options   Granted to Employees   Exercise or   Expiration     Grant date
     Name            Granted (#)    in Fiscal Year     base price ($)    Date     present value ($)

Jerry A. Grundhofer    60,000           14.4%              60.875      12/12/05        $741,900.00
Richard K. Davis       20,000            4.8               60.875      12/12/05         247,300.00
David M. Moffett       20,000            4.8               60.875      12/12/05         247,300.00
Joseph A. Campanella    7,500            1.8               60.875      12/12/05          92,737.50
Thomas J. Lakin         7,500            1.8               60.875      12/12/05          92,737.50

(1)	Grant date option values calculated through use of the
"Black Scholes" option pricing model. Values are calculated assuming a risk free rate of return of 5.7%, dividend growth rate of 10.5% annually, volatility rate of 16.1% and quarterly reinvestment of dividends. No adjustments have been made for nontransferability or risk of forfeiture.

XXXBEGIN PAGE 8XXX

AGGREGATED OPTIONS EXERCISED IN LAST FISCAL YEAR
AND YEAR END OPTION VALUE

       (a)                   (b)              (c)                 (d)                        (e)
                                                               Number of             Value of unexercised
                                                              unexercised            in the money options
                       Shares acquired  Value realized    options 12/31/95 (#)           12/31/95 ($)
      Name             on exercise (#)        ($)       Exercisable/Unexercisable  Exercisable/Unexercisable

Jerry A. Grundhofer           -                -           179,999 / 200,001         3,769,354 / 2,558,147
Richard K. Davis              -                -            38,333 / 51,667            969,783 / 805,217
David M. Moffett              -                -            38,333 / 51,667            961,450 / 801,050
Joseph A. Campanella          -                -            56,769 / 24,000           1,685,812 / 414,938
Thomas J. Lakin             2,046            41,573         36,730 / 21,000           1,208,608 / 340,688


	Stock Performance Chart. The following chart compares the yearly percentage change in the cumulative total shareholder return on the Corporation's common stock during the five years ended December 31, 1995 with the cumulative total return on the Keefe, Bruyette & Woods, Inc., 50 Bank Stock Index and the Standard & Poor's 500 Stock Index. The comparison assumes $100 was invested on January 1, 1991 in the Corporation's Common
Stock and in each of the foregoing indices and assumes reinvestment of dividends.


                  1990     1991     1992     1993     1994     1995

Star Banc Corp  $100.00  $155.97  $231.91  $232.72  $250.94  $424.09
KBW 50 Index    $100.00   158.28   201.68   212.86   202.00   323.61
S&P 500         $100.00   130.48   140.41   154.63   156.64   215.57

XXXBEGIN PAGE 9XXX

	Defined Benefit Pension Plan. Compensation in the form of payments from the Corporation's non-contributory, defined benefit pension plan is not included in the compensation tables above. Substantially all employees are eligible to receive benefits from this pension plan, which are based upon average base salary during the five consecutive calendar years in which compensation was the highest and upon the employee's years of service, with a normal retirement age of 65 and five years of plan participation. The 1996 total of annual payments as a life annuity with 120 guaranteed payments (exclusive of Social Security) from the pension plan may be individually estimated using the following information.

                                     YEARS OF SERVICE
Current
Annual
Earnings       10          15          20          25          30          35
  125,000    15,697      23,546      31,395      39,243      47,092      54,941
  150,000    19,107      28,660      38,213      47,767      57,320      66,873
  175,000    22,516*     33,774*     45,032*     56,291*     67,549*     78,807*
  200,000    25,926*     38,889*     51,851*     64,814*     77,777*     90,740*
  225,000    29,335*     44,003*     58,670*     73,338*     88,006*    102,673*
  250,000    32,745*     49,117*     65,489*     81,861*     98,234*    114,606*
  300,000    39,564*     59,345*     79,127*     98,909*    118,691*    138,472*
  400,000    53,201*     79,802*    106,403*    133,003*    159,604*    186,204*
  500,000    66,839*    100,259*    133,678*    167,098*    200,517*    233,937*
  600,000    80,477*    120,716*    160,954*    201,193*    241,431*    281,670*
  700,000    94,115*    141,172*    188,230*    235,287*    282,345*    329,402*
  800,000   107,753*    161,629*    215,506*    269,382*    323,258*    377,135*
  900,000   121,391*    182,086*    242,781*    303,477*    364,172*    424,867*
1,000,000   135,029*    202,543*    270,057*    337,571*    405,086*    472,600*
1,100,000   148,666*    223,000*    297,333*    371,666*    445,999*    520,332*
1,200,000   162,304*    243,456*    324,608*    405,761*    486,913*    568,065*
1,300,000   175,942*    263,913*    351,884*    439,855*    527,826*    615,797*
1,400,000   189,580*    284,370*    379,160*    473,950*    568,740*    663,530*
1,500,000   203,218*    304,827*    406,436*    508,044*    609,653*    711,262*


[*]	The benefits in the [noted] shaded area do not reflect the $150,000 compensation limit or the $111,189 annual benefit limit which apply under Federal law. The actual benefits payable from the qualified pension plan will take into account these limits, and will be adjusted accordingly as the limits are adjusted each year. Also, these benefits were estimated using a five year average of compensation determined from the "Current Annual
Earnings" shown above.

	For purposes of computing benefits under this Plan, on December 31, 1995, Mr. Grundhofer had 2 years of credited service; Mr.
Campanella, 8; Mr. Davis, 2;  Mr. Lakin, 29 and Mr. Moffett, 2.



XXXBEGIN PAGE 10XXX

	Non-Qualified Retirement Plan. Compensation in the form of payments from the Corporation's non-contributory, non-qualified retirement plan to the extent that it replaces income lost due to legislated limits on benefits and compensation is included in the above table. The plan provides vested supplemental retirements to certain officers of the Corporation so that participants receive a combined pension benefit under the qualified and non-qualified plans at one of two levels. Participants approved for the first level receive benefits equal to those which would have been payable in the absence of legislated limits on compensation and benefits, and include Mr. Lakin. Participants eligible for the second level of augmented combined benefits under the qualified, non-qualified and certain other prior employer plans as a percentage of final average compensation (base plus bonus) include Messrs. Grundhofer, Campanella, Davis, Moffett and certain other executive officers.
 Eligibility for such augmented benefits is determined by the Compensation Committee of the Board of Directors based on individual performances and level of responsibility. The 1996 total of annual payments as a life annuity with 120 guaranteed payments at the augmented level (less benefits replaced due to the application of legislated limits) may be individually estimated using the following table.

YEARS OF SERVICE

CURRENT
ANNUAL
EARNINGS       10        15        20        25        30        35

  125,000    52,492    44,643    36,794    28,946    21,097    13,248
  150,000    62,720    53,167    43,614    34,060    24,507    14,954
  175,000    72,949    61,691    50,433    39,174    27,916    16,658
  200,000    83,177    70,214    57,252    44,289    31,326    18,363
  225,000    93,406    78,738    64,071    49,403    34,735    20,068
  250,000   103,633    87,261    70,889    54,517    38,144    21,722
  300,000   124,090   104,309    84,527    64,745    44,963    25,182
  400,000   165,004   138,403   111,802    85,202    58,601    32,001
  500,000   205,917   172,497   139,078   105,658    72,239    38,819
  600,000   246,831   206,592   166,354   126,115    85,877    45,638
  700,000   287,745   240,688   193,630   146,573    99,515    52,458
  800,000   328,658   274,782   220,905   167,029   113,153    59,276
  900,000   369,572   308,877   248,182   187,486   126,791    66,096
1,000,000   410,485   342,971   275,457   207,943   140,428    72,914
1,100,000   451,399   377,065   302,732   228,399   154,066    79,733
1,200,000   492,313   411,161   330,009   248,856   167,704    86,552
1,300,000   533,226   445,255   357,284   269,313   181,342    93,371
1,400,000   574,140   479,350   384,560   289,770   194,980   100,190
1,500,000   615,053   513,444   411,835   310,227   208,618   107,009



	Employment Agreements. The Corporation has entered into employment agreements with severance benefits with Messrs.
Grundhofer, Davis, Moffett, Campanella and Lakin and certain other officers of the Corporation. The agreements are designed to enhance the Corporation's ability to attract and retain high caliber senior management at a time when mergers and acquisitions are common in the financial services industry. In general, the agreements provide for the payment of a lump sum benefit to the officer, including a gross-up for federal excise tax purposes if necessary pursuant to Section 280G of the Internal Revenue Code, plus the continuation of certain medical and insurance benefits, in the event that the officer's employment is terminated involuntarily by the Corporation, or voluntarily by the officer for good reason, following a Change in Control of the Corporation during the officer's protected period. Change in Control is defined in the document and includes certain mergers, sales of assets or tender offers.

XXXBEGIN PAGE 11XXX

	Among other things, Mr. Grundhofer's agreement provides for severance benefits of three times salary and bonus in the event of a qualified termination during his Employment Period (either before or following a Change in Control), and full vesting under the Non-Qualified Retirement Plan in the event of a qualified termination following a Change in Control. In addition, Mr.
Grundhofer's agreement provides for the granting of past employer service credit for vesting purposes under the Non-Qualified Retirement Plan upon three years of service.
Messrs. Davis, Moffett and Campanella have agreements which provide for lump sum benefits of three times salary and bonus and Mr. Lakin has an agreement which provides for lump sum benefits of two times salary and bonus in the event of a qualified termination following a Change in Control during the officer's protected period.


	Retention Agreements. The Corporation has entered into retention agreements with Messrs. Davis, Moffett and Campanella.
 The agreements are designed to enable the Corporation to maintain, reward and encourage continuity and excellence in senior management. The agreements provide for a lump sum payment in the event that the executive remains in good standing in his position with the Corporation for a specified period of time. The agreements provide, respectively, for payments of $350,000 to Mr. Davis, $350,000 to Mr. Moffett, and $200,000 to
Mr. Campanella if each executive is actively employed with the Corporation on January 1, 2000.



COMPENSATION OF DIRECTORS

	In 1995, each director of the Corporation who was not an officer of the Corporation or a subsidiary, received an annual retainer fee of $15,000 plus a fee of $1,500 for each meeting of the Board of Directors attended and a fee of $850 for each committee meeting attended. In addition, the Audit, Community
Outreach, Compensation and Governance Committee Chairmen receive an annual retainer fee of $2,500. Each director of the Corporation also received an option for 2,000 shares of Star
Banc Corporation stock, subject to a four-year vesting schedule.


CORPORATE GOVERNANCE INFORMATION

	The Board of Directors held eight meetings in 1995.

	The Board of Directors has an Executive Committee, an Audit
Committee, a Compensation Committee and a Governance Committee.

	The Executive Committee held eleven meetings in 1995.  The
Committee has the authority to exercise all powers of the Board of Directors between regularly scheduled Board meetings. The current members of the Executive Committee are Messrs.
Bridgeland, Cassidy, Grundhofer, Hayden, Howe, Petry, Portman and Waddell.

	The Audit Committee held two meetings in 1995 and reviewed the work of Arthur Andersen LLP, the Corporation's outside independent auditor for 1995. The Committee reviews recommendations on various matters made by Arthur Andersen LLP and action taken by management and the Corporation's internal auditor to implement these recommendations. The Committee also considers the proposals of Arthur Andersen LLP for the scope of the audit to be performed for the Corporation and its subsidiaries and their proposed fees for this work. The
Committee recommends action to the Board of Directors of the Corporation in connection with all the above matters. The current members of the Audit Committee are Ms. Buyniski and Messrs. Clark, Coombe, Hayden, Howe, Klinedinst and Petry.

	The Compensation Committee sets policy for compensation, reviews the recommendations of the Chief Executive Officer as to compensation for officers, establishes the compensation of the Chief Executive Officer and approves eligibility for benefits under the Corporation's non-qualified retirement plan. It also administers the Corporation's Stock Incentive Plans. The
Compensation Committee held six meetings in 1995. The current members of the Compensation Committee are Ms. Buyniski and Messrs. Browning, Hayden, Howe, Meyer, O'Maley and Petry.

XXXBEGIN PAGE 12XXX

	The Governance Committee held seven meetings in 1995.  The
Committee administers the affairs of the Board of Directors, evaluates current directors, and nominates new directors. The current members of the Governance Committee are Messrs.
Bridgeland, Browning, Dannemiller, Hayden and Portman.
Shareholders who wish to suggest director nominees should contact the Committee by mail at the Corporate Headquarters.

	All Directors except Mr. Hayden, Mr. Mechem and Mr. Meyer attended at least 75% of the aggregate of the number of regular and special meetings of the Board of Directors held during 1995 and all committees of the Board on which the director served during the 1995 calendar year.


DATE FOR SUBMISSION OF SHAREHOLDER PROPOSALS

	Under Rule 14a-8 of the Securities Exchange Act of 1934, as amended, any shareholder who wishes to include a proposal for shareholder action in next year's Proxy Statement must submit such proposal to the Corporation (along with other information called for in Rule 14a-8) no later than November 9, 1996. The
Corporation will at the time of any such submission determine whether or not the proposal is proper for inclusion in the Proxy
Statement.


INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

	Some of the directors and executive officers of the Corporation, and the companies with which they are associated, were customers of and had various transactions with the Corporation's subsidiary banks in the ordinary course of business during 1995. All loans, loan commitments and sales of notes included in these transactions were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectability or present other unfavorable features.

	Mr. Bridgeland, a Director of the Corporation, is a partner in the law firm of Taft, Stettinius & Hollister, counsel to the Corporation.

	Ms. Buyniski, a Director of the Corporation, is President and Chief Executive Officer of United Medical Resources, Inc., which acts as third party administrator for some of the medical plans offered by the Corporation and its subsidiaries.

	Mr. Klinedinst, a Director of the Corporation, is President and Chief Operating Officer of Thomas E. Wood, Inc., which provides insurance brokerage services to the Corporation.

	Mr. O'Maley, a Director of the Corporation, is Chairman,
President and Chief Executive Officer of Ohio National Life
Insurance Company, which provides life insurance for the Corporation's employees.


INDEPENDENT AUDITORS

	The Board of Directors appointed Arthur Andersen LLP as independent auditors of the Corporation and its subsidiaries for the year 1995. The Corporation anticipates that Arthur Andersen
LLP will be appointed independent auditors for 1996 at the regular meeting of the Board of Directors to be held in April.

	Representatives of Arthur Andersen LLP will be present at the Annual Meeting serving as inspectors of election. They will have an opportunity to make a statement if they desire to do so, and they will also be available to respond to questions raised at the meeting.

XXXBEGIN PAGE 13XXX

OTHER BUSINESS

	The Board of Directors knows of no other matters to be presented at the Annual Meeting. However, if any other matters do come before such meeting, or an adjournment thereof, the Board of Directors intends that the holders of the proxies will vote in accordance with the recommendation of Management.



By order of the Board of Directors
Thomas J. Lakin
Executive Vice President,
General Counsel and Secretary

Cincinnati, Ohio
March 11, 1996



YOU MAY REQUEST A COPY OF THE FORM lO-K ANNUAL REPORT FILED WITH
THE SECURITIES AND EXCHANGE COMMISSION (LESS EXHIBITS)  BY
CALLING (513) 632-4008 OR WRITING TO DAVID M. MOFFETT, EXECUTIVE
VICE PRESIDENT AND CHIEF FINANCIAL OFFICER, STAR BANC
CORPORATION, 425 WALNUT STREET, CINCINNATI, OHIO 45201.


XXX APPENDIX XXX

	STAR BANC CORPORATION					Proxy



This Proxy is solicited by Management on behalf of the Board of Directors.

The undersigned hereby appoints Jerry A. Grundhofer and Thomas
J. Lakin or either of them with full power of substitution, proxies of the undersigned to vote at the Annual Meeting of Shareholders of Star Banc Corporation to be held in the Fountain
Room on the Second Floor of the Westin Hotel, Fifth and Vine
Streets, Cincinnati, Ohio, on Tuesday, April 9, 1996, at 11:00 a.m., and at any adjournment thereof, all the shares of the Corporation the undersigned would be entitled to vote if personally present, and hereby revokes any proxy previously given.



										SHARES





									Continued on reverse side





1.  Election of Directors for a Three-Year Term Ending in 1999:

    James R. Bridgeland, Jr.   For   Against

    Samuel M. Cassidy, Jr.     For   Against           [Graphic Logo:
                                                       STAR BANK
    V. Anderson Coombe         For   Against           Bank Without Boundaries]

    Charles S. Mechem, Jr.     For   Against

    O'dell M. Owens, M.D.      For   Against

    Thomas E. Petry            For   Against


2. At their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

This proxy when properly executed will be voted in the manner directed herein by the shareholder. If no direction is made, this proxy will be voted in accordance with management's recommendations.

Please sign exactly as name appears. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.



NAME                    DATE       NAME                    DATE


